NORTHSTAR GALAXY TRUST
                          (ALSO KNOWN AS PILGRIM TRUST)

                     ESTABLISHMENT AND DESIGNATION OF SERIES

The undersigned, being a majority of the Trustees of the Northstar Galaxy Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust dated December 17, 1993, as amended (the "Declaration of Trust"), hereby establish and designate three additional series of the Trust (each a "Portfolio" and collectively, the "Portfolios"), which Portfolios hereby created shall have the following special and relative rights:

     1.   The Portfolios shall be designated as the:

          *    Pilgrim VP Growth Opportunities Portfolio
          *    Pilgrim VP MagnaCap Portfolio
          *    Pilgrim VP MidCap Opportunities Portfolio

     2. The Portfolios shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current prospectus and registration statement for the Portfolios under the Securities Act of 1933. Each share of beneficial interest of the Portfolios ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets of the respective Portfolio, and shall be entitled to receive its pro rata share of net assets allocable to such shares of such Portfolio upon liquidation of that Portfolio, all as provided in the Declaration of Trust. The proceeds of sales of Shares of a Portfolio, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law.

     3. Each share of beneficial interest of a Portfolio shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares shall be entitled to vote except to the extent otherwise required by the Investment Company Act of 1940, or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Portfolio if acted upon as provided in Rule l8f-2 under the Investment Company Act or any successor rule and in the Declaration of Trust.

     4. The assets and liabilities of the Trust shall be allocated among the Portfolios and each other series within the Trust, as set forth in
          Section 5.11 of the Declaration of Trust, except as described below:

          (a) Costs incurred by the Trust on behalf of a Portfolio in connection with the organization and initial registration and public offering of Shares of that Portfolio shall be allocated to that Portfolio.
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          (b)  The  Trustees  may from  time to time in  particular  cases  make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

     5. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Portfolios now or hereafter created, or to otherwise change the special and relative rights of the Shareholders of the Portfolios, provided that such change shall not adversely affect the rights of the Shareholders of the Portfolios.

Dated: January 27, 2000


/s/ John G. Turner                      /s/ Mark L. Lipson
---------------------------             ---------------------------
John G. Turner                          Mark L. Lipson


/s/ Paul S. Doherty                     /s/ Robert B. Goode, Jr.
---------------------------             ---------------------------
Paul S. Doherty                         Robert B. Goode, Jr.


/s/ David W. Wallace                    /s/ Walter H. May
---------------------------             ---------------------------
David W. Wallace                        Walter H. May


/s/ David W.C. Putnam                   /s/ Alan L. Gosule, Esq.
---------------------------             ---------------------------
David W.C. Putnam                       Alan L. Gosule, Esq.


/s/ John R. Smith
---------------------------
John R. Smith

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